Exhibit 99



May 5, 2005


Dear [name of director or executive officer inserted]:

The purpose of this letter is to deliver the following important notice regarding the transition of our 401(k) plan investment, trustee and recordkeeping services from Wells Fargo Bank, NA to ING U.S. Financial Services early in June, 2005. Please call me, Harve Cathey at (972) 775-9804 if you have any questions or comments.


             NOTICE OF BLACKOUT PERIOD TO DIRECTORS
                    AND EXECUTIVE OFFICERS OF
                           ENNIS, INC.


This notice advises you that your ability to trade securities  of
Ennis,  Inc. will be significantly restricted from May  25,  2005 through the week of June 19, 2005.

The Ennis, Inc. 401K Plan (the Plan) is transitioning investment, trustee and recordkeeping services from Wells Fargo Bank, NA to ING U.S. Financial Services on June 1, 2005. This transition will necessitate a blackout period during which the Plan participants will be unable to direct or diversify their investments in the Plan and will not, among other things, be able to obtain a loan, withdrawal or distribution from the Plan. Additionally, as discussed below, during this blackout period you will be subject to certain trading prohibitions imposed by
Section  306(a) of the Sarbanes-Oxley Act and Section  101(a)  of
Regulation BTR.

Blackout Period

The blackout period will begin at 3:00 p.m. on May 25, 2005, and is expected to end the week of June 19, 2005. During the week of June 19, 2005, you can determine whether the blackout period has ended free of charge by logging on to ING U.S. Financial Services at www.ingretirementplans.com or by calling ING U.S. Financial Services at 1-800-584-6001. You will be notified directly if the expected end date of the blackout period changes.

Trading Restrictions

During the blackout period, each director and executive officer of Ennis, Inc. (the "Company") is prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity securities of the Company, including derivative securities, such as stock options, if those equity securities are or were acquired in connection with service or employment as a director or executive officer. These restrictions apply whether or not you participate in the Plan.

During the blackout period, you may not purchase, sell or otherwise acquire or transfer any of the Company's equity securities or exercise any stock options that you acquired in connection with your service as a director or executive officer of Ennis, Inc. Please note that any securities of the Company that you acquire, sell, or transfer during the blackout period will be considered to have been acquired in connection with your service or employment as a director or executive officer, unless you can establish that the securities were acquired from another source. Also note that this trading prohibition applies to the Company's equity securities held by immediate family members living with you, or held in trust or by controlled partnerships or corporations for the benefit of you or your immediate family members living with you.

There are limited number of exceptions to the restrictions described above, and certain types of transactions continue to be permitted during the blackout period. These permitted transactions generally are those over which you have no control, such as shares of the Company's common stock that you may inherit during the blackout period or certain limited transactions pursuant to employee benefit plans. Prior to purchasing, selling, or otherwise acquiring or transferring any of the Company's equity securities, or if you have any other questions about this notice, please contact Harve Cathey at (972) 775-9804, Ennis, Inc., 2441 Presidential Parkway, Midlothian, Texas 76065.



Harve Cathey, Secretary